Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OraSure Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-118385, No. 333-102235, No. 333-50340 and No. 333-48662) and the registration statements on Form S-3 (No. 333-106786 and No. 333-73498) of OraSure Technologies, Inc. of our reports dated March 14, 2005, with respect to the balance sheets of OraSure Technologies, Inc. as of December 31, 2004 and 2003, and the related statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of OraSure Technologies, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 14, 2005